EX-99.B-77G

    WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G:  Defaults on senior securities

1.   Myrtle Creek Oregon Building Authority

     $3,000,000   8.000% Myrtle Creek Golf Course Project Revenue Bonds due
     6/01/21
     CUSIP 628599AA0
     This is a monetary default, with a default date of June 30, 1999. Amount of default per $1,000 face amount is $507
     Total amount of default is $1,520,000

2.   AP Green Refractories Project

     $1,600,000 8.500% Oklahoma Ordinance Works Authority Revenue Bonds due 5/01/08
     CUSIP 679068AQ9
     Company filed for Chapter 11 bankruptcy protection February 14, 2002. This is a monetary default, with a default date of May 30, 2002. Amount of default per $1,000 face amount is $290
     Total amount of default is $464,667

3.   Maryland Rocky Gap Project

     $3,250,000 8.375% Maryland Economic Development Corp. Revenue Bonds due 10/01/09
     CUSIP 574205BU3
     This is a monetary default, with a default date of October 1, 2003. Amount of default per $1,000 face amount is $160
     Total amount of default is $518,805

  Note: Pursuant to a Forbearance Agreement, the fund received a partial interest payment yielding $25,570 on 10/01/03 and no subsequent payments. The interest payments associated with this issue have been deferred until 12/01/06.

4.   Carillon, Inc. Project

     $6,000,000 6.500% Lubbock Health Facilities Development Corp Revenue Bonds due 07/01/19
     CUSIP  549208CZ7
     This is a monetary default, with a default date of July 1, 2004
     Amount of default per $1,000 face amount is $39
     Total amount of default is $232,375

Note: Pursuant to a Forbearance Agreement, the principal payments and a certain amount of the corresponding interest payments will be deferred during the forbearance period. The forbearance period concludes 12/31/05, but all amounts not paid will be deferred and resolved as part of a complete restructuring of the bonds. The fund received partial payments yielding $155,900 on 07/01/04 and 01/01/05, which represents a reduced coupon of 4.00%.

5.   Spring Hill Golf Corporation

     $25,000 5.750% Spring Hill Kansas Certificate Participation Bonds due 01/15/06
     CUSIP  84965MAC2
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $25
     Total amount of default is $622
     $60,000  6.375% Spring Hill Kansas Certificate Participation Bonds due

     01/15/20
     CUSIP  84965MAF5
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $24
     Total amount of default is $1,452

     $4,145,000 6.500% Spring Hill Kansas Certificate Participation Bonds due 01/15/28
     CUSIP  84965MAG3
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $46
     Total amount of default is $190,843